EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lithia Motors, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-190192, 333-43593, 333-69169, 333-156410, 333-39092, 333-61802, 333-106686, 333-116839, 333-116840, 333-135350, 333-161590 and 333-168737) on Form S-8 of our reports dated February 23, 2018, with respect to the consolidated balance sheets of Lithia Motors, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Lithia Motors, Inc.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2017 contains an explanatory paragraph stating that management excluded from its assessment of the effectiveness of Lithia Motors, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2017, 18 acquired stores' internal control over financial reporting. The total assets of these 18 stores represented approximately 11% of consolidated total assets as of December 31, 2017 and approximately 6% of consolidated revenues for the year ended December 31, 2017. Our audit of internal control over financial reporting for Lithia Motors, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of these 18 stores.

/s/ KPMG LLP

Portland, Oregon
February 23, 2018